UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

January 31, 2008

The Walt Disney Company

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11605	95-4545390
(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street Burbank, California	91521
(Address of principal executive offices)	(Zip Code)

(818) 560-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) The Company has entered into new employment agreements with each of Mr. Robert A. Iger and Mr. Thomas O. Staggs pursuant to which each has agreed to extend the term of his employment with the Company.

Mr. Iger is employed as President and Chief Executive Officer of the Company, with the terms and conditions of his employment set forth in an agreement effective as of October 2, 2005 (the “2005 Agreement”). The 2005 Agreement was scheduled to expire at the end of the Company’s 2010 fiscal year. The new agreement (the “2008 Iger Agreement”), which is effective as of January 31, 2008 and supersedes the 2005 Agreement, provides for Mr. Iger to continue in the Company’s employ for five years, until January 31, 2013.

Both agreements provide that Mr. Iger is eligible for an annual, performance-based bonus under the Company’s applicable annual incentive plan (currently, the Company’s Management Incentive Bonus Program) and to receive equity-based long-term incentive awards under the Company’s applicable plans and programs. The 2005 Agreement specified that the Compensation Committee of the Board of Directors would set a target bonus each year not less than $7.25 million. Under the 2008 Iger Agreement, this minimum is increased to $10 million. The 2005 Agreement also provided that, for each fiscal year during the term of the agreement, Mr. Iger would be granted a long-term incentive award having a target value equal to four times the initial annual base salary (or $8 million). The 2008 Iger Agreement increases this minimum annual long-term incentive compensation award target value to $9 million. As with the 2005 Agreement, the Compensation Committee may also increase the award value of any award under the 2008 Iger Agreement based on its evaluation of Mr. Iger’s performance. The target annual bonus and long-term incentive award opportunities described above do not guarantee Mr. Iger any minimum amount of compensation. The actual amounts payable to Mr. Iger in respect of such opportunities will be determined based on the extent to which any performance conditions and/or service conditions applicable to such awards are satisfied and on the value of the Company’s stock. Accordingly, Mr. Iger may receive compensation in respect of each such incentive opportunity that is greater or less than the stated target value (and which could be zero), depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

As an inducement to enter into the 2008 Iger Agreement, Mr. Iger was awarded a stock option, with a seven year term, in respect of 3,000,000 shares of the Company’s common stock. The exercise price for the option is $29.505, the average of the high and low trading prices of the Company’s common stock on January 31, 2008, the date of the award. The option is scheduled to vest in five annual installments. The first four installments each relate to 500,000 shares and vest on each of the first four anniversaries of the January 31, 2008 grant date. The last installment, which vests on the fifth anniversary of the grant date, relates to 1,000,000 shares. If Mr. Iger were to terminate his employment voluntarily without good reason as defined in the contract prior to the fifth anniversary of the grant date, he would forfeit any unvested shares related to this option grant.

Additionally, the termination provisions of the new agreement have been substantially revised, to reflect Company practices adopted since the 2005 Agreement was executed. These changes affect the termination benefits available, but generally do not change the events upon which termination benefits may be payable. For example, the defined terms “Termination for Cause” and “Termination for Good Reason” have generally not been modified from the 2005 Agreement, except to coordinate the definition of Termination for Good Reason with the definition of a “triggering event” under the Company’s Amended and Restated 2005 Stock and Incentive Plan (the “2005 Stock Plan”) in the event of a change of control. A triggering event is defined to include a termination of employment by the participant following a reduction in position, pay or other “constructive termination,” or a failure by the successor company to assume or continue the plan awards.

Under the 2005 Agreement, the principal termination benefit provided to Mr. Iger upon an involuntary termination by the Company without cause, or a termination by Mr. Iger for good reason, was a cash severance payment in an amount equal to twice the sum of (a) his then current base salary and (b) the average of the annual bonuses payable (including in such average a zero for any year for which no such bonus is payable) to him with respect to each of the last three completed fiscal years of the Company for which the amount of such bonus has been determined at the date of such termination. Under the 2008 Iger Agreement, the cash severance benefit payable in either such circumstance is the base salary that would have been payable over the remainder of the term of the agreement. Under the 2008 Iger Agreement, Mr. Iger will also be entitled to a pro-rated bonus for the year of termination, based on the target annual bonus opportunity then in effect and the portion of the fiscal year during which he was employed.

The 2005 Agreement also provided that, subject, in each case, to the achievement of the stated performance objectives as of such next measurement date, Mr. Iger could vest in connection with an involuntary termination by the Company without cause, or a termination by Mr. Iger for good reason, with respect to a pro-rated portion (based on his service through the date of termination) of any unvested stock units that could, pursuant to the terms of such award, have become vested at the next measurement date with respect to such stock units. The 2008 Iger Agreement provides that any of Mr. Iger’s outstanding unvested stock options (other than those granted prior to 2005, which are governed by the terms of a prior agreement) and outstanding unvested restricted stock unit awards that could vest in accordance with their contractual vesting provisions during the remaining term of the agreement will be eligible to vest at the same time and subject to the same performance conditions as though Mr. Iger continued in the Company’s employ. However, the 2008 Iger Agreement provides that, unless necessary to preserve the tax deductibility of the compensation payable in respect of restricted stock units, the Company will waive any performance conditions related to performance in future fiscal years that were imposed primarily to permit the Company to claim a tax deduction for the compensation payable in respect of such units.

Because Mr. Iger would currently qualify for retiree status under the company’s equity incentive plans in accordance with the terms of those plans, any stock options (other than any pre-2005 option grants) that are vested at the date of such termination, or that become vested with the passage of time over the remaining term of the 2008 Iger Agreement, will be exercisable for up to 18 months following the scheduled expiration date of such agreement (or during the remaining term of the option, if shorter).

To qualify for the cash severance benefit, pro-rated bonus and opportunity to vest in unvested equity awards available under the 2008 Iger Agreement following an involuntary termination by the Company without cause, or a termination by Mr. Iger for good reason, Mr. Iger must execute a release in favor of the Company and agree to provide the Company with certain consulting services for a period of six months after his termination (or, if less, for the remaining term of the 2008 Iger Agreement). Additionally, during the period of these consulting services, Mr. Iger must also agree not to provide any services to entities that compete with any of the Company’s business segments.

The benefits payable under the 2008 Iger Agreement in the event that Mr. Iger’s employment terminates due to his death or disability, or if his employment ends at or within 30 days following the expiration of the stated contract term, are the same as were provided under the 2005 Agreement (except that the term is now scheduled to end in 2013).

The 2005 Agreement provides that if any payments to Mr. Iger would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company would pay Mr. Iger additional amounts to compensate him for the incremental tax costs of such payments. Under the 2008 Iger Agreement, this obligation to provide additional compensation will not apply if the aggregate amounts payable to Mr. Iger that are treated as “parachute payments” for purposes of the applicable federal tax provisions would not exceed the maximum amount that can be paid to Mr. Iger without incurring such excise tax by at least 10%, in which case Mr. Iger’s compensation would be reduced to the maximum amount that would not result in Mr. Iger incurring the excise tax.

The new employment agreement for Mr. Staggs (the “2008 Staggs Agreement”) will become effective on April 1, 2008 and has a stated term through March 31, 2013. The 2008 Staggs Agreement will replace the employment agreement Mr. Staggs entered into with the Company in 2003 (the “2003 Agreement”). The 2003 Agreement expires by its own terms on March 31, 2008.

Under the 2008 Staggs Agreement, Mr. Staggs will continue to serve as the Chief Financial Officer of the Company. The agreement provides that Mr. Staggs will receive an annual salary of $1,250,000, commencing April 1, 2008. The agreement provides for scheduled increases in his annual base salary on a yearly basis, increasing by $75,000 as of April 1 in each of 2009 and 2010, and by $50,000 as of April 1 in each of 2011 and 2012. The 2008 Staggs Agreement provides that Mr. Staggs is also eligible for an annual, performance-based bonus under the Company’s applicable annual incentive plan (currently, the Company’s Management Incentive Bonus Program) and to receive equity-based long-term incentive awards under the Company’s applicable plans and programs. The 2008 Staggs Agreement provides that the Compensation Committee will set a target bonus each year, but not less than two times the annual base salary that will be in effect at the end of the applicable fiscal year (taking into account the scheduled increases provided for in the agreement). For each fiscal year during the term of the agreement, Mr. Staggs will also be granted a long-term incentive award having a target value equal to three times his expected fiscal year end annual base salary. The Compensation Committee may also increase the award value of any award based on its evaluation of Mr. Staggs’ performance. As with the target awards for Mr. Iger, these awards will be subject to substantially the same terms and conditions (including vesting and performance conditions) that will be established for other senior executives of the Company in accordance with the Board’s policies for the grant of equity-based awards, as in effect at the time of the award, and do not guarantee Mr. Staggs any minimum amount of compensation. The actual amounts payable to Mr. Staggs in respect of such opportunities will be determined based on the extent to which any performance conditions and/or service conditions applicable to such awards are satisfied and on the value of the Company’s stock. Accordingly, Mr. Staggs may receive compensation in respect of each such incentive opportunity that is greater or less than the stated target value (and which could be zero), depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

As an inducement for Mr. Staggs to enter into the agreement, the Company awarded Mr. Staggs a one-time grant of 250,000 restricted stock units, each of which is the economic equivalent of one share of the Company’s common stock (and which will be entitled to be credited with additional restricted stock units equivalent in value to any dividends payable on the Company’s common stock). Mr. Staggs will forfeit these units in their entirety if he voluntarily terminates his employment without good reason prior to March 31, 2013. Thus, in the ordinary course, for Mr. Staggs to vest in these units, he must be continuously employed by the Company through March 31, 2013 (unless his employment terminates as a result of death or disability or is terminated by the Company without cause or by him for good reason as described below). Vesting of these units is also contingent upon the satisfaction of performance conditions established by the Compensation Committee for the purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code for any two fiscal years during the term of the award.

Under the 2008 Staggs Agreement, Mr. Staggs is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company.

Mr. Staggs’s employment may be terminated by the Company for “cause,” which is defined to include gross negligence, gross misconduct, willful gross neglect or malfeasance or a willful material breach of the 2008 Staggs Agreement.

Mr. Staggs has the right to terminate his employment for “good reason,” which is defined as (i) a reduction in any of his base salary, annual target bonus opportunity or annual target long-term incentive award opportunity; (ii) his removal from the position of Chief Financial Officer; (iii) a material reduction in his duties and responsibilities; (iv) the assignment to him of duties that are materially inconsistent with his position or duties or that materially impair his ability to function as Chief Financial Officer and any other position in which he is then serving; (vi) relocation of his principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of the agreement by the Company. As described above with respect to Mr. Iger, following a change in control of the Company, as defined in the Company’s 2005 Stock Plan, good reason also includes any event that is a triggering event as defined in the 2005 Stock Plan.

A triggering event is defined to include a termination of employment by the Company other than for “cause,” a termination of employment by the participant following a reduction in position, pay or other “constructive termination,” or a failure by the successor company to assume or continue the plan award.

In the event that Mr. Staggs’ employment is terminated by the Company without “cause” or by him for “good reason”, he will be entitled to termination benefits similar to those described above with respect to Mr. Iger: (i) payment of the base salary that would have been payable over the remaining term of the 2008 Staggs Agreement, (ii) a pro-rated bonus for the year of termination, and (iii) his outstanding unvested stock options and outstanding unvested restricted stock unit awards that could vest in accordance with their scheduled vesting provisions during the remaining term of the agreement will be eligible to vest at the same time and subject to the same performance conditions as though Mr. Staggs continued in the Company’s employ. As also described above for Mr. Iger, certain performance conditions that were imposed to preserve the tax deductibility of the compensation payable in respect of restricted stock units may be waived. These benefits would be payable to Mr. Staggs only if he agrees to execute a release and enter into a consulting services agreement on substantially the same terms as described above for Mr. Iger.

If any payments to Mr. Staggs would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company has agreed to pay him an additional amount to compensate for the incremental tax costs of such payments on the same terms as apply under the 2008 Iger agreement, except that the maximum additional compensation payable to Mr. Staggs for this purpose will not exceed $4,000,000.

Both the 2008 Iger Agreement and the 2008 Staggs Agreement contain covenants for the benefit of the Company relating to non-competition during the term of employment, protection of the Company’s confidential information, and non-solicitation of Company employees for one year following termination of his employment for any reason.

Mr. Iger and Mr. Staggs’ agreements are attached as Exhibits 10.1 and 10.2 respectively to this Report and are incorporated herein by reference.

Item 9.01	Exhibits

Exhibit 10.1	Employment Agreement, dated as of January 31, 2008, between the Company and Robert A. Iger

Exhibit 10.2	Employment Agreement, dated as of January 31, 2008, between the Company and Thomas O. Staggs

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Managing Vice President, Counsel Registered In-House Counsel

Dated: February 1, 2008